Exhibit 10.6

Description of Severance Benefits for Executives in
Non-Change of Control Circumstances

Severance benefits may be provided to executive level employees whose employment is terminated because of job elimination or any other reason. The amount of these benefits is subject to the discretion of the CEO (and, in the case of senior executives, the People Resources Committee). The following factors are typically considered in the exercise of such discretion: length of service; the executive’s total compensation target and the executive’s career plans following termination of employment with CIGNA.